Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Rob Campbell
November 15, 2010 at 1:05 p.m. PT		Nordstrom, Inc.
(206) 233-6550

	MEDIA CONTACT:	Colin Johnson
Nordstrom, Inc.
(206) 373-3036

NORDSTROM REPORTS THIRD QUARTER 2010 EARNINGS

SEATTLE, Wash. (November 15, 2010) – Nordstrom, Inc. (NYSE: JWN) today reported net earnings of $119 million, or $0.53 per diluted share, for the third quarter ended October 30, 2010. This represented an increase of 42.6 percent compared with net earnings of $83 million, or $0.38 per diluted share, for the same quarter last year.

Third quarter same-store sales increased 5.8 percent compared with the same period in fiscal 2009. Net sales in the third quarter were $2.09 billion, an increase of 11.7 percent compared with net sales of $1.87 billion during the same period in fiscal 2009.

THIRD QUARTER SUMMARY

Nordstrom achieved its fifth straight quarter of earnings improvement due to continued positive sales trends, combined with disciplined execution.

•

Multi-channel same-store sales increased 7.3 percent compared with the same period in fiscal 2009. Top-performing multi-channel merchandise categories included Jewelry, Dresses and Shoes. The Midwest and Northwest regions were the top-performing geographic areas for full-line stores relative to the third quarter of 2009. During the third quarter, the company opened one Nordstrom full-line store in Santa Monica, California (Santa Monica Place).

•

Nordstrom Rack net sales increased $65 million, or 17.9 percent compared with the same period in fiscal 2009. Same-store sales declined 2.2 percent compared with the same period in fiscal 2009. During the third quarter the company opened nine Nordstrom Rack stores and relocated one store.

•

Gross profit, as a percentage of net sales, increased approximately 100 basis points compared with last year’s third quarter. The improvement was mainly driven by increased merchandise margin, but also resulted from reduced buying and occupancy costs, as a percentage of net sales. The company ended the quarter with sales per square foot up 6.5 percent and inventory per square foot up 4.5 percent compared with the third quarter of 2009.

•

Retail selling, general and administrative expenses increased $69 million compared with last year’s third quarter. New stores and higher volume accounted for the majority of this increase, with the remainder coming primarily from increased investments in marketing and technology. The company continues to evolve with customers’ changing needs by investing more to improve the online and multi-channel shopping experience.

•

The Credit segment continues to improve. Customer payment rates are increasing, resulting in improved delinquency and write-off trends. Delinquencies as a percentage of accounts receivable at the end of the third quarter were 3.5 percent, which was flat compared with the end of the second quarter of 2010 and reduced from 4.9 percent at the end of the third quarter of 2009. As a result, the reserve for bad debt was reduced by $15 million, which was partly offset by finance charge revenue lower than planned.

•	Earnings before interest and taxes increased to $221 million, or 10.2 percent of total revenues, from $172 million, or 8.7 percent of total revenues in last year’s third quarter.

EXPANSION UPDATE

During the third quarter of 2010, Nordstrom opened the following stores:

Location	Store Name	Square Footage	Date
Full-line Stores
Santa Monica, California	Santa Monica Place	132,000	August 27

Nordstrom Rack Stores
Arlington, Virginia	Pentagon Centre	34,000	August 26
Fairfax, Virginia	Fair Lakes Promenade	38,000	August 26
Durham, North Carolina	Renaissance Center	31,000	September 2
St. Louis, Missouri	Brentwood Square	34,000	September 16
Boca Raton, Florida	University Commons	36,000	September 23
Chicago, Illinois	Chicago Avenue	39,000	September 30
Tampa, Florida	Walter’s Crossing neighborhood	45,000	October 7
Lakewood, California	Lakewood Center	33,000	October 14
Burbank, California	Burbank Empire Center	35,000	October 21

On October 28th, Nordstrom relocated its Northtown Mall Nordstrom Rack in Spokane, Washington to Spokane Valley Plaza in Spokane Valley, Washington.

Following the third quarter, on November 11th, Nordstrom opened a Nordstrom Rack store at Arrowhead Crossing in Peoria, Arizona.

FISCAL YEAR 2010 OUTLOOK

Based on third quarter performance, Nordstrom is updating its outlook for fiscal 2010 during which Nordstrom expects earnings per diluted share in the range of $2.60 to $2.65.

The company’s expectations for fiscal 2010 are as follows:

Same-store Sales	Approximately 6 percent increase
Credit Card Revenues	$20 to $25 million increase
Gross Profit (%)	100 to 115 basis point increase
Retail Selling, General and Admin. Expense ($)	$260 to $270 million increase
Credit Selling, General and Admin. Expense ($)	$65 to $70 million decrease
Total Selling, General and Admin. Expense (%)	75 to 85 basis point decrease
Interest Expense, net	$10 to $15 million decrease
Effective Tax Rate	38.6 percent
Earnings per Diluted Share	$2.60 to $2.65
Diluted Shares Outstanding	222.8 million

CONFERENCE CALL INFORMATION

The company’s senior management will host a conference call to discuss third quarter results at 4:30 p.m. Eastern Standard Time today. To listen, please dial 517-308-9140 (passcode: NORD). A telephone replay will be available beginning approximately one hour after the conclusion of the call by dialing 203-369-1255 (passcode: 6673) until the close of business on November 22, 2010. Interested parties may also listen to the live call over the Internet by visiting the Investor Relations section of the company’s corporate Web site at http://investor.nordstrom.com. An archived webcast will be available in the webcasts section through February 13, 2011.

ABOUT NORDSTROM

Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers, with 204 stores located in 28 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 115 full-line stores, 86 Nordstrom Racks, two Jeffrey boutiques and one clearance store. Nordstrom also serves customers through its online presence at www.nordstrom.com and through its catalogs. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.

Certain statements in this news release contain “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, anticipated financial outlook for the fiscal year ending January 29, 2011, anticipated annual same-store sales rate, anticipated store openings and trends in company operations. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including but not limited to: the impact of deteriorating economic and market conditions and the resultant impact on consumer spending patterns, our ability to respond to the business environment and fashion trends, our ability to safeguard our brand and reputation, effective inventory management, efficient and proper allocation of our capital resources, successful execution of our store growth strategy including the timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties, our compliance with applicable banking and related laws and regulations impacting our ability to extend credit to our customers, trends in personal bankruptcies and bad debt write-offs, availability and cost of credit, impact of the current regulatory environment and financial system reforms, changes in interest rates, disruptions in our supply chain, our ability to maintain our relationships with vendors and developers who may be experiencing economic difficulties, the geographic locations of our stores, our ability to maintain relationships with our employees and to effectively train and develop our future leaders, our compliance with information security and privacy laws and regulations, employment laws and regulations and other laws and regulations applicable to us, successful execution of our information technology strategy, successful execution of our multi-channel strategy, risks related to fluctuations in world currencies, public health concerns and the resulting impact on consumer spending patterns, supply chain, and employee health, weather conditions and hazards of nature that affect consumer traffic and consumers’ purchasing patterns, the effectiveness of planned advertising, marketing and promotional campaigns, our ability to control costs, and the timing and amounts of share repurchases, if any, by the company. Our SEC reports, including our Form 10-K for the fiscal year ended January 30, 2010, and our Form 10-Q for the fiscal quarters ended May 1, 2010 and July 31, 2010, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited; amounts in millions, except per share data)

	Quarter Ended		Nine Months Ended
	10/30/10	10/31/09	10/30/10	10/31/09
Net sales	$2,087	$1,868	$6,494	$5,719
Credit card revenues	95	95	290	268

Total revenues	2,182	1,963	6,784	5,987
Cost of sales and related buying and occupancy costs	(1,331)	(1,210)	(4,139)	(3,735)
Selling, general and administrative expenses:
Retail	(569)	(500)	(1,715)	(1,478)
Credit	(61)	(81)	(218)	(250)

Earnings before interest and income taxes	221	172	712	524
Interest expense, net	(31)	(38)	(94)	(105)

Earnings before income taxes	190	134	618	419
Income tax expense	(71)	(51)	(237)	(150)

Net earnings	$119	$83	$381	$269

Earnings per share
Basic	$0.54	$0.38	$1.74	$1.24
Diluted	$0.53	$0.38	$1.71	$1.23

Weighted average shares outstanding
Basic	219.0	217.1	218.9	216.5
Diluted	222.5	220.7	222.6	219.0

NORDSTROM, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited; amounts in millions)

	10/30/10	1/30/10	10/31/09
Assets
Current assets:
Cash and cash equivalents	$1,046	$795	$484
Accounts receivable, net	2,015	2,035	2,016
Merchandise inventories	1,307	898	1,193
Current deferred tax assets, net	238	238	230
Prepaid expenses and other	120	88	84

Total current assets	4,726	4,054	4,007
Land, buildings and equipment (net of accumulated depreciation of $3,451, $3,316 and $3,309)	2,300	2,242	2,239
Goodwill	53	53	53
Other assets	303	230	217

Total assets	$7,382	$6,579	$6,516

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,054	$726	$980
Accrued salaries, wages and related benefits	296	336	255
Other current liabilities	587	596	520
Current portion of long-term debt	6	356	356

Total current liabilities	1,943	2,014	2,111
Long-term debt, net	2,806	2,257	2,259
Deferred property incentives, net	496	469	470
Other liabilities	266	267	246
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value: 1,000 shares authorized; 218.6, 217.7 and 217.3 shares issued and outstanding	1,138	1,066	1,051
Retained earnings	752	525	388
Accumulated other comprehensive loss	(19)	(19)	(9)

Total shareholders’ equity	1,871	1,572	1,430

Total liabilities and shareholders’ equity	$7,382	$6,579	$6,516

NORDSTROM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; amounts in millions)

	Nine Months Ended
	10/30/10	10/31/09
Operating Activities
Net earnings	$381	$269
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization of buildings and equipment, net	244	234
Amortization of deferred property incentives and other, net	(40)	(31)
Deferred income taxes, net	(16)	(45)
Stock-based compensation expense	29	24
Tax benefit from stock-based compensation	10	4
Excess tax benefit from stock-based compensation	(10)	(5)
Provision for bad debt expense	125	175
Change in operating assets and liabilities:
Accounts receivable	(46)	(119)
Merchandise inventories	(362)	(264)
Prepaid expenses and other assets	(36)	(13)
Accounts payable	267	401
Accrued salaries, wages and related benefits	(40)	41
Other current liabilities	(20)	(1)
Deferred property incentives	77	86
Other liabilities	(2)	45

Net cash provided by operating activities	561	801

Investing Activities
Capital expenditures	(295)	(281)
Change in credit card receivables originated at third parties	(59)	(129)
Other, net	4	1

Net cash used in investing activities	(350)	(409)

Financing Activities
Repayments of commercial paper borrowings, net	—	(275)
Proceeds from long-term borrowings, net of discounts	498	399
Principal payments on long-term borrowings	(354)	(24)
Increase in cash book overdrafts	2	—
Cash dividends paid	(123)	(104)
Repurchase of common stock	(31)	—
Proceeds from exercise of stock options	23	15
Proceeds from employee stock purchase plan	13	13
Excess tax benefit from stock-based compensation	10	5
Other, net	2	(9)

Net cash provided by financing activities	40	20

Net increase in cash and cash equivalents	251	412
Cash and cash equivalents at beginning of period	795	72

Cash and cash equivalents at end of period	$1,046	$484

NORDSTROM, INC.

STATEMENTS OF EARNINGS BY SEGMENT

(unaudited; amounts in millions, except percentages)

Retail

Our Retail business includes our multi-channel operations, which are composed of our full-line and online stores, and our Rack and Jeffrey stores; and also includes unallocated corporate center expenses. The following tables summarize the results of our Retail business for the quarter and nine months ended October 30, 2010 compared with the quarter and nine months ended October 31, 2009:

	Quarter Ended 10/30/10		Quarter Ended 10/31/09
		% of sales[1]		% of sales[1]
Net sales	$2,087	100.0%	$1,868	100.0%
Cost of sales and related buying and occupancy costs	(1,318)	(63.1%)	(1,198)	(64.2%)

Gross profit	769	36.9%	670	35.8%
Other revenues	—	N/A	(1)	N/A
Selling, general and administrative expenses	(569)	(27.3%)	(500)	(26.8%)

Earnings before interest and income taxes	200	9.6%	169	9.0%
Interest expense, net	(27)	(1.3%)	(27)	(1.5%)

Earnings before income taxes	$173	8.3%	$142	7.6%

	Nine Months Ended 10/30/10		Nine Months Ended 10/31/09
		% of sales[1]		% of sales[1]
Net sales	$6,494	100.0%	$5,719	100.0%
Cost of sales and related buying and occupancy costs	(4,092)	(63.0%)	(3,698)	(64.7%)

Gross profit	2,402	37.0%	2,021	35.3%
Other revenues	—	N/A	(1)	N/A
Selling, general and administrative expenses	(1,715)	(26.4%)	(1,478)	(25.8%)

Earnings before interest and income taxes	687	10.6%	542	9.5%
Interest expense, net	(78)	(1.2%)	(74)	(1.3%)

Earnings before income taxes	$609	9.4%	$468	8.2%

1Subtotals and totals may not foot due to rounding.

NORDSTROM, INC.

STATEMENTS OF EARNINGS BY SEGMENT

(unaudited; amounts in millions, except percentages)

Credit

Our Credit business earns finance charges, interchange fees and late fee income through operation of the Nordstrom private label and Nordstrom VISA credit cards. The following tables summarize the results of our Credit business for the quarter and nine months ended October 30, 2010 compared with the quarter and nine months ended October 31, 2009:

	Quarter Ended 10/30/10	Quarter Ended 10/31/09	Nine Months Ended 10/30/10	Nine Months Ended 10/31/09
Credit card revenues	$95	$96	$290	$269
Interest expense	(4)	(11)	(16)	(31)

Net credit card income	91	85	274	238
Cost of sales – loyalty program	(13)	(12)	(47)	(37)
Selling, general and administrative expenses:
Operational and marketing expenses	(33)	(25)	(93)	(75)
Bad debt expense	(28)	(56)	(125)	(175)

Earnings (loss) before income taxes	$17	$(8)	$9	$(49)

The following table illustrates the activity in our allowance for doubtful accounts for the quarter and nine months ended October 30, 2010 and October 31, 2009:

	Quarter Ended 10/30/10	Quarter Ended 10/31/09	Nine Months Ended 10/30/10	Nine Months Ended 10/31/09
Allowance at beginning of period	$175	$164	$190	$138
Bad debt provision	28	56	125	175
Net write-offs	(43)	(50)	(155)	(143)

Allowance at end of period	$160	$170	$160	$170

Annualized net write-offs as a percentage of average accounts receivable	8.2%	9.3%	10.0%	9.1%

			10/30/10	10/31/09
Allowance as a percentage of ending trade accounts receivable			7.6%	8.0%
Delinquent balances thirty days or more as a percentage of accounts receivable			3.5%	4.9%

NORDSTROM, INC.

ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)

(unaudited; amounts in millions)

We use various financial measures in our conference calls, investor meetings, and other forums which may be considered non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. The following disclosure provides additional information regarding our Adjusted Debt to EBITDAR as of October 30, 2010:

Adjusted Debt to EBITDAR is one of our key financial metrics, and we believe that our debt levels are best analyzed using this measure. Our current goal is to manage debt levels to maintain an investment grade credit rating as well as operate with an efficient capital structure for our size, growth plans and industry. Investment grade credit ratings are important to maintaining access to a variety of short-term and long-term sources of funding, and we rely on these funding sources to continue to grow our business. We believe a higher ratio, among other factors, could result in rating agency downgrades. In contrast, we believe a lower ratio would result in a higher cost of capital and could negatively impact shareholder returns. As of October 30, 2010, our Adjusted Debt to EBITDAR was 2.3 compared with 2.8 as of October 31, 2009.

Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. In addition, Adjusted Debt to EBITDAR does have limitations:

•	Adjusted Debt is not exact, but rather our best estimate of the total company debt we would hold if we had purchased the property and issued debt associated with our operating leases;

•

EBITDAR does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments, including leases, or the cash requirements necessary to service interest or principal payments on our debt; and

•	Other companies in our industry may calculate Adjusted Debt to EBITDAR differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations, we analyze Adjusted Debt to EBITDAR in conjunction with other GAAP financial and performance measures impacting liquidity, including operating cash flows, capital spending and net earnings. The closest GAAP measure is debt to net earnings, which was 5.1 and 7.8 for the third quarter of 2010 and 2009. The following is a comparison of debt to net earnings and Adjusted Debt to EBITDAR:

	2010[1]	2009[1]
Debt	$2,812	$2,615
Add: rent expense x 8[2]	467	320
Less: fair value of interest rate swaps included in long-term debt	(55)	—

Adjusted Debt	$3,224	$2,935

Net earnings	553	337
Add: income tax expense	342	205
Add: interest expense, net	128	138

Earnings before interest and income taxes	1,023	680
Add: depreciation and amortization of buildings and equipment, net	322	314
Add: rent expense	58	40

EBITDAR	$1,403	$1,034

Debt to Net Earnings	5.1	7.8
Adjusted Debt to EBITDAR	2.3	2.8

[1]	The components of adjusted debt are as of October 30, 2010 and October 31, 2009, while the components of EBITDAR are for the 12 months ended October 30, 2010 and October 31, 2009.
[2]

The multiple of eight times rent expense used to calculate adjusted debt is our best estimate of the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease, or we had purchased the property.

NORDSTROM, INC.

FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)

(unaudited; amounts in millions)

We use various financial measures in our conference calls, investor meetings, and other forums which may be considered non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. The following disclosure provides additional information regarding our free cash flow for the nine months ended October 30, 2010 and October 31, 2009:

Free cash flow is one of our key liquidity measures, and, in conjunction with GAAP measures, provides us with a meaningful analysis of our cash flows. We believe that our cash levels are more appropriately analyzed using this measure. Free cash flow is not a measure of liquidity under GAAP and should not be considered a substitute for operating cash flows as determined in accordance with GAAP. In addition, free cash flow does have limitations:

•	Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs; and

•	Other companies in our industry may calculate free cash flow differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations, we analyze free cash flow in conjunction with other GAAP financial and performance measures impacting liquidity, including operating cash flows. The closest GAAP measure is net cash provided by operating activities, which was $561 and $801 for the nine months ended October 30, 2010 and October 31, 2009. The following is a reconciliation of our net cash provided by operating activities and free cash flow:

	Nine Months Ended 10/30/10	Nine Months Ended 10/31/09
Net cash provided by operating activities	$561	$801
Less: Capital expenditures	(295)	(281)
Change in credit card receivables originated at third parties	(59)	(129)
Cash dividends paid	(123)	(104)
Add: Increase in cash book overdrafts	2	—

Free cash flow	$86	$287

Net cash used in investing activities	(350)	(409)
Net cash provided by financing activities	40	20